Exhibit 99

For Immediate Release
December 7, 2004

     Susquehanna Media Co. wishes to make the following announcements regarding senior-level personnel changes.

     Peter P. Brubaker has decided to retire from his position of President and Chief Executive Officer of Susquehanna Media Co., effective February 11, 2005. This decision on Pete’s part, culminates twenty-seven years of service to Susquehanna Media and its parent company, Susquehanna Pfaltzgraff Co. From 1980 until 1994, Pete served as Vice President/Finance and Chief Financial Officer of Susquehanna Pfaltzgraff Co. He has been President and CEO of Susquehanna Media Co. for the last ten years, during which time the Company’s sales have more than doubled. We do expect a continuing relationship between Pete and Susquehanna Media under terms of a consulting arrangement which is currently under development.

     To succeed Pete, David E. Kennedy, President and Chief Operating Officer of Susquehanna Media Co. subsidiary, Susquehanna Radio Corp., will leave his current position and assume the office of President and CEO of Susquehanna Media Co. upon Pete’s departure. Dave has been involved in Susquehanna Radio operations for thirty-one years and has held the position of President and COO for the last ten years.

     Regarding Kennedy’s appointment, Pete Brubaker said, “It has been my pleasure to work closely with Dave for the last ten years. I have no doubt that he will be an outstanding leader for Susquehanna Media Co.”

     With Dave’s move to the position of President and CEO of Susquehanna Media Co., the position of President and Chief Operating Officer of Susquehanna Radio Corp. will be filled by Nancy Vaeth-DuBroff, currently located in Houston, Texas, in the role of Senior Vice President/Regional Manager of Susquehanna Radio Corp. with oversight responsibilities for Susquehanna Radio operations in Houston, Dallas/Fort Worth, and Kansas City. Nancy has a twenty-four year history of station and management duties within the Susquehanna Radio organization. In commenting on her new responsibilities, Vaeth-DuBroff said, “I have been privileged to work under the leadership of Dave Kennedy and Pete Brubaker and with the extraordinary team of people who make up Susquehanna Radio Corp. I am excited about stepping into my new role and look forward to the road ahead.”

     Commenting on the respective changes, Dave Kennedy said, “When I reflect on what Pete Brubaker and our senior radio management team have accomplished during the past decade, there is much that we have accomplished with Susquehanna Radio Corp. about which we can be very proud. I am honored by and welcome the challenge of dealing now with all of the Susquehanna Media Co. properties, and look forward to the opportunity to work with our outstanding management group to further our company’s growth and success.”

     In regards to Vaeth-DuBroff’s appointment, Kennedy continued, “Nancy has made outstanding contributions in many roles to the growth and success of Susquehanna Radio Corp. I have every confidence that as President and COO she will build upon this foundation and further strengthen our company’s leadership position in the radio industry.”

     Susquehanna Media Company operates three business units including Susquehanna Radio Corp., Susquehanna Communications Co. (cable television services), and Susquehanna Technologies (on-line applications development). Leadership in the Susquehanna Communications and Susquehanna Technologies subsidiaries will remain unchanged.

William H. Simpson, Chairman
Susquehanna Media Co.